Exhibit 5.1



                             Michael S. Krome, Esq.
                                Attorney-at-Law
                                  8 Teak Court
                          Lake Grove, New York  11755

                             Tel.:   (631) 737-8381
                             Fax:    (631) 737-8382
                         email:  mskrome@optonline.net

                                Cheryl A. Krome
                                  Ronald Krome
                                Legal Assistant

                                January 19, 2005


Avalon Gold Corporation
Suite #806
1288 Alberni Street
Vancouver, B.C. Canada  V6E 4N5

Dear Sirs:

You have requested an opinion with respect to certain matters in connection with the filing by Avalon Gold Corporation, (the "Company) of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering 5,000,000 shares of common stock, par value $0.001 per share (the "Shares") to be issued pursuant to Avalon Gold Corporation's (the Company) 2005 Stock Incentive and Option Plan (the Plan). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation and By-Laws, Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Avalon Gold Corporation 2005 Stock Incentive and Option Plan, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
 /s/: M. Krome
------------------------
Michael S. Krome